Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):____April 26, 2005______

Dialog Group, Inc.

 (Exact name of Registrant as specified in its charter)

Commission File Number 000-30294

Delaware	87-0394290
(State or other jurisdiction of incorporation or organization )	(I.R.S. Employer Identification No.)

Twelfth Floor, 257 Park Avenue South, New York, NY 10010
(Address of Principal Executive Offices)

212-254-1917
(Registrant's Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On April 26, 2005, the Company and Pearl Street Holdings plc agreed that Pearl would lend the Company $550,000. Pearl is an English public company whose shares are traded in London on the Alternative Investment Market. At the same time, Peter DeCrescenzo agreed to lend Dialog Group $100,000 and Friendly Capital, LLC, a company owned by Adrian Stecyk, a Company director has agreed to convert its short term loan to the Company of $26,000 into a long term note on the same terms accepted by Pearl and Peter DeCrescenzo.

At the same time, Pearl agreed to purchase from the Griffin Crossover Fund, LLC all of the Company’s Convertible Notes aggregating $555,000 and warrants to purchase a total of 3,090,000 shares of common stock at prices of $0.075 for 2,550,000 shares and $0.025 for 540,000 shares. In exchange for the cancellation of all past interest on the Convertible Notes and the cancellation of warrants, the Company agreed to reduce the conversion price of the Convertible Notes from $0.06 per share for $510,000 in principal and $0.025 per share for $45,000 in principal to $0.01 per share. The replacement Convertible Notes will mature February 1, 2007, become convertible after May 25, 2005 and must be converted as described below.

At the same time the officers and employees of the Company who hold $118,045 of Convertible Notes (with a conversion price of $0.06 per share) and Warrants to purchase a total of 590,225 (with an exercise price of $0.075 per share) agree to two conditions:

1.
In exchange for the cancellation of all past interest and the extension of the maturity of the Convertible Notes to February 1, 2007 and the cancellation of warrants, the holders must agree to reduce the conversion price of the Convertible Notes from $0.06 per share to $0.01 per share.

2.	That certain accrued liabilities totaling $52,524.03 for unpaid salaries and unused vacation be converted to 5,252,403 shares of common stock.

The Convertible Note evidencing the debt is due February 1, 2007, bears interest, payable at maturity, at the rate of five (5%) percent per annum, and, after May 25, 2005, is convertible at a price of $0.01 per share. All holders of the new Convertible Note have agreed that, if, for 45 consecutive calendar days, the Company’s stock only closes above $0.04 per share, the entire note and the note replacing the Griffin Crossover Fund note described below shall be converted into common stock. All the new Convertible Notes are secured by a second lien on the Company’s assets, including its data.

This transaction was consummated on April 28, 2005. In connection with the Pearl transaction, Griffin Securities, Inc. received a cash commission of $50,000. Adrian Stecyk, company director, is President and CEO of Griffin.

Other sales

At the same time as the transactions above, Pearl and the Company agreed that Peter DeCrescenzo’s 2005 gross cash salary would be reduced from $250,000 to $150,000 and that Vincent DeCrescenzo’s 2005 gross cash salary would be reduced from $150,000 to $85,000. They will receive 10,000,000 shares and 6,500,000 shares, respectively, as compensation for agreeing to these reductions.

In addition, Mark Alan Siegel, the Company’s Secretary and General Counsel, accepted 2,750,000 shares of common stock in exchange for past due bills and additional services in connection with several Dialog Group financings and the Annual Meeting of Shareholders. The past due accounts and the legal services provided were billed at $27,500; the stock delivered was valued by the Company at $13,750.

The investors named above each represented themselves in writing to be an accredited investor who was purchasing these shares for their own investment and agreed to restrictions on resale placed with the Company’s transfer agent and the printing of a legend on each certificate. Because of these factors, this sale is exempt from registration under the Securities Act as not involving a public distribution under section 4(2).

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

In connection with the transaction described above, Pearl and the Company also agreed that, so long as Pearl held more that 25% of the fully diluted equity of the Company, the Company’s directors would nominate a person recommended by Pearl to its Board of Directors. Accordingly, the Directors have nominated John Hand for election as a director at the May 25, 2005 Annual Meeting of Shareholders.

After the conclusion the loan from Pearl, Pearl could own, after conversion of all its notes, almost 30 % of the Dialog Group common stock. At that time, Pearl, and its principal officer, John Hand, would be included in the control group of Dialog Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOG GROUP, INC.

Date: April 27, 2005	By:	/s/ Peter DeCrescenzo

Peter V. DeCrescenzo, President & CEO